EXHIBIT 10.29

By Hand

November 5, 2015

Dori Assaly

c/o 887 Great Northern Way, Suite 250

Vancouver, BC

V5T 4T5

Dear Dori:

Re:    Employment Agreement Amendment

Further to our recent discussions, this letter confirms our agreement to amend your Employment Agreement dated June 14, 2013, as amended (the “Employment Agreement”). We have agreed to the following amendments to your Employment Agreement:

1.	Section 1.1 is amended to change your position title to “Senior Vice President, Legal and Corporate Secretary”.

2.	Section 2.1(a) is amended to increase your annual Base Salary to $300,000.

3.

Section 2.1(f) is amended to increase your target cash incentive compensation payment to 40% of your Base Salary, provided that your target payment for 2015 will be prorated based on your current target and your current annual Base Salary for the period from January 1, 2015 to the effective date of this letter and your amended target and amended Base Salary from the effective date of this letter to December 31, 2015.

The capitalized term “Base Salary” has the same meaning as the same capitalized term in your Employment Agreement.

The amendments to Sections 1.1, 2.1(a) and 2.1(f) of your Employment Agreement are effective as of the date this letter is signed by you.

Your Employment Agreement as amended by this letter will continue to govern your employment with QLT Inc.

Please confirm your agreement to this amendment to your Employment Agreement by signing where indicated below and returning to us a copy of this letter.

If you have any questions, please contact me.

Yours truly.

QLT Inc.

/s/ Geoffrey Cox	November 5, 2015
Dr. Geoffrey Cox
Interim CEO

I confirm my agreement to the terms and conditions set out above.

/s/ Dori Assaly	November 5, 2015
Ms. Dori Assaly

EMPLOYMENT AGREEMENT

This Employment Agreement made effective as of June 14, 2013 (the “Effective Date”).

BETWEEN:

QLT INC., having an address of 887 Great Northern Way, Suite 101, Vancouver, British Columbia, V5T 4T5, Canada.

(“QLT” or the “Company”)

AND:

DORI ASSALY

(“Ms. Assaly”)

WHEREAS:

A.	Ms. Assaly has been employed by QLT since July 30, 2007 and recently was offered and accepted the position of Vice President, Legal Affairs and Corporate Secretary to be effective June 14, 2013.

B.

QLT and Ms. Assaly have agreed to replace and supersede the employment agreement dated June 11, 2007 with a new agreement which sets out the new terms and conditions of Ms. Assaly’s employment with QLT in the position of Vice President, Legal Affairs and Corporate Secretary.

NOW THEREFORE in consideration of the promotion to Vice President, Legal Affairs and Corporate Secretary, the other terms and conditions set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Ms. Assaly agree as follows:

1.	POSITION AND DUTIES

1.1

Position – Effective June 14, 2013, QLT will employ Ms. Assaly in the position of Vice President, Legal Affairs and Corporate Secretary and Ms. Assaly agrees to be employed by QLT in that position, subject to the terms and conditions of this Agreement. Ms. Assaly’s seniority date with QLT will remain July 30, 2007.

1.2	Duties, Reporting and Efforts – In the performance of her duties as Vice President, Legal Affairs and Corporate Secretary, Ms. Assaly will:

(a)	Overall Responsibilities – Ms. Assaly will have overall responsibility for Legal Affairs within QLT.

(b)	Report – Report, as and when required, to Jeffrey Meckler, Director and Chair, Executive Transition Committee or such person as determined by the Board of Directors of QLT (the “Board”).

(c)

Best Efforts and Compliance with Policies, etc. – Use her best efforts, industry and knowledge to carry out the duties and functions of, as applicable, Vice President, Legal Affairs and Corporate Secretary, to comply with all of QLT’s rules, regulations, policies (including QLT’s Code of Ethics and Code of Exemplary Conduct) and procedures, as established from time to time and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations. Ms. Assaly confirms that she is not now nor has in the past been debarred by the United States Food and Drug Administration under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act and she has never been convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product. In the event that Ms. Assaly is, or learns that she will be (i) debarred under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or (ii) convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product, she will immediately notify QLT in writing.

(d)	Working Day and Location – Devote the whole of her working day attention and energies to the business and affairs of QLT.

(e)	Professional Status –Ensure that she remains a member in good standing with the Law Society of British Columbia.

2.	COMPENSATION

2.1

Annual Compensation – In return for her services under this Agreement, as of the Effective Date, QLT agrees to pay or otherwise provide the following total annual compensation (in Canadian dollars) to Ms. Assaly:

(a)	Base Salary – An annual base salary in the amount of CAD $245,000.00 in 24 equal installments payable semi-monthly in arrears, subject to periodic annual reviews at the discretion of QLT.

(b)	Benefit Plans – Coverage for Ms. Assaly and her eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:

I.	Each plan’s terms for eligibility;

II.	Ms. Assaly taking the necessary steps to ensure effective enrollment or registration under each plan; and

III.	Customary deductions of employee contributions for the premiums of each plan.

As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and Ms. Assaly agree that employee benefit plans provided by/through QLT to its employees may change from time to time.

(c)

Expense Reimbursement – Reimbursement, in accordance with QLT’s Policy and Procedures on QLink (as amended by QLT from time to time), of all reasonable business expenses, including accommodation and/or travel expenses incurred by Ms. Assaly, subject to her maintaining proper accounts and providing documentation for these expenses upon request. Collectively, these expenses and payments are the “Expenses”.

(d)

Vacation – Five weeks of paid vacation per year, as may be increased from time to time in accordance with QLT’s vacation policy for executive level employees. As per the Company’s Policy and Procedures on QLink (as amended by QLT from time to time), unless agreed to in writing by the Company:

I.	All vacation must be taken within the calendar year in which it is earned by Ms. Assaly; and

II.

Vacation entitlement will not be cumulative from calendar year to calendar year; except that Ms. Assaly may carry forward 75 hours of vacation from the calendar year in which it is earned to the following calendar year (but not subsequent years).

(e)

RRSP Contributions – Provided the conditions set out below have been satisfied, in January or February of the year following the year in which the income is earned by Ms. Assaly (the “Income Year”), QLT will make a contribution of up to 7% of Ms. Assaly’s annual base salary for the Income Year to Ms. Assaly’s Registered Retired Savings Plan (“RRSP”). The contribution to Ms. Assaly’s RRSP as set out above is subject to the following conditions:

I.	The maximum contribution to be made by QLT to Ms. Assaly’s RRSP is 50% of the annual limit for Registered Retirement Savings Plans as established by Canada Revenue Agency for the Income Year,

II.	Ms. Assaly must have contributed an equal amount into her RRSP, and

III.	Ms. Assaly is still actively employed by QLT when the matching contribution would otherwise be made.

(f)

Cash Incentive Compensation Plan – Participation in the Cash Incentive Compensation Plan offered by QLT to its employees in accordance with the terms of such Plan, as amended from time to time by the Board, at a target cash incentive compensation payment of 25% of base salary, prorated in the first year of employment. The amount of that payment each year will be determined at the sole discretion of the Board and is to be based on the performance of Ms. Assaly and QLT relative to pre-set individual and corporate objectives and milestones for the immediately preceding fiscal year. In order to receive payment, Ms. Assaly must be actively employed by QLT at the time when the Cash Incentive Compensation Plan is otherwise actually paid to eligible employees (which usually occurs in February or March of the year following the calendar year in which such Cash Incentive Compensation amount relates). The Board of Directors has the discretion to alter or cancel the Cash Incentive Compensation Plan and payments thereunder.

(g)

Stock Option Plan – Participation in any stock option plan offered by QLT to its employees, in accordance with the terms of the plan in effect at the time of the stock option grant(s) and the applicable stock option agreement applicable to such stock options. Grants of options are discretionary and subject to the approval of the Board of Directors.

3.	RESIGNATION

3.1

Resignation – Ms. Assaly may resign from her employment with QLT by giving QLT 60 days prior written notice (the “Resignation Notice”) of the effective date of her resignation. On receiving a Resignation Notice, QLT may at any time during the 60-day notice period elect to provide the following payments in lieu of notice to Ms. Assaly and require her to cease working and leave the premises forthwith:

(a)	Base Salary – Base salary owing to Ms. Assaly for the balance of the 60-day notice period.

(b)

Benefits – Subject to carrier approval, for the balance of the 60-day notice period, all employee benefit plan coverage enjoyed by Ms. Assaly and her eligible dependents immediately prior to the date of her Resignation Notice will continue except that any short and long term disability plans and out-of-country travel coverage provided through QLT will not be continued beyond the last day that Ms. Assaly works at QLT’s premises (the “Last Active Day”).

(c)

Expense Reimbursement – Reimbursement (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) of all reasonable business related expenses, including accommodation and/or travel expenses incurred by Ms. Assaly prior to her Last Active Day subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

(d)	Vacation Pay – Payment in respect of accrued but unpaid vacation pay owing to Ms. Assaly as at the expiry of the 60-day notice period.

(e)

Prorated RRSP Contribution – Payment of any unpaid RRSP contribution in respect of any Income Year preceding the calendar year in which the 60-day period expires and a prorated contribution to Ms. Assaly’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Ms. Assaly, up to and including the 60-day notice period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

3.2	Others – In the event of resignation of Ms. Assaly as set out in paragraph 3.1, the parties agree:

(a)	No Bonus – Ms. Assaly will have no entitlement to participate in QLT’s Cash Incentive Compensation Plan for the year in which she resigns her employment with QLT or any prior year; and

(b)

Stock Option Plan – Ms. Assaly’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Ms. Assaly and the applicable stock option agreement applicable to such stock options.

4.	RETIREMENT

4.1	Retirement – Effective the date of retirement (as defined in QLT’s Policy and Procedures on QLink, as amended from time to time) of Ms. Assaly from active employment with QLT, the parties agree that:

(a)	This Agreement – Subject to the provisions of paragraph 10.6, both parties’ rights and obligations under this Agreement will terminate without further notice or action by either party.

(b)

Stock Options – Ms. Assaly’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Ms. Assaly and the applicable stock option agreement applicable to such stock options.

5.	TERMINATION

5.1

Termination for Cause – QLT reserves the right to terminate Ms. Assaly’s employment at any time for any reason. Should Ms. Assaly be terminated for cause, she will not be entitled to any advance notice of termination or pay in lieu thereof.

5.2

Termination Other than for Cause – QLT reserves the right to terminate Ms. Assaly’s employment at any time without cause provided that if QLT terminates Ms. Assaly’s employment for any reason other than for cause, then, except in the case of Ms. Assaly becoming completely disabled (which is provided for in paragraph 5.6) or death (which is provided for in paragraph 5.7) and subject to the provisions set forth below, Ms. Assaly will be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.3	Severance Pay and Period – In the event QLT terminates Ms. Assaly’s employment as set out in paragraph 5.2 where this paragraph 5.3 applies, then Ms. Assaly will be entitled to:

(a)

Severance Pay and Period – Twelve months’ notice of termination or at the election of Ms. Assaly, a lump sum payment equivalent to 12 months’ base salary (“Severance Pay”). The period of time which begins on the day after Ms. Assaly’s termination date and ends 12 months after the termination date is the “Severance Period”.

(b)

Benefits – If Ms. Assaly elects to receive a lump sum payment then except as set out below, for 30 days after Ms. Assaly’s Last Active Day, all employee benefit plan coverage enjoyed by Ms. Assaly and her dependents immediately prior to the date of termination will continue subject to carrier approval. Thereafter, and in lieu of employee benefit plan coverage, Ms. Assaly will receive compensation (“Benefits Compensation”) in the amount of 10% of her base salary for the balance of her Severance Period. Ms. Assaly acknowledges and agrees that short and long term disability plans and out-of-country travel coverage provided through QLT will not be continued beyond Ms. Assaly’s Last Active Day.

(c)

Out Placement Counseling – QLT will pay to an out placement counseling service (to be agreed to by Ms. Assaly and QLT, each acting reasonably) a maximum of CAD $5,000 for assistance rendered to Ms. Assaly in seeking alternative employment.

(d)	Other Compensation – QLT will provide the following additional compensation:

I.

QLT will reimburse (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) Ms. Assaly for all Expenses properly and reasonably incurred by Ms. Assaly on or prior to her Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

II.	QLT will make a payment to Ms. Assaly in respect of her accrued but unpaid vacation pay to the date of termination of her employment with QLT.

III.

QLT will make a prorated contribution to Ms. Assaly’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Ms. Assaly, and if a lump sum payment is elected then plus the length of the Severance Period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

IV.

QLT will make a prorated payment to Ms. Assaly in respect of her entitlement to participate in QLT’s Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the calendar year in which the Last Active Day occurs that is worked by Ms. Assaly and the entitlement to be at the target level Ms. Assaly would have otherwise been eligible to receive in the calendar year if all corporate, and, if applicable, individual goals were met but not exceeded. If the Last Active Day precedes the date that the amount under the Cash Incentive Compensation Plan or other incentive compensation is otherwise actually paid to QLT’s officers for a preceding year, then Ms. Assaly will also receive a payment in respect of her entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place for the preceding calendar year and the entitlement to be at the target level Ms. Assaly would have otherwise been eligible to receive in that calendar year if all corporate, and individual goals were met but not exceeded.

V.

Ms. Assaly’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Ms. Assaly and the applicable stock option agreement applicable to such stock options.

5.4	Acknowledgement – Ms. Assaly acknowledges and agrees that in the event QLT terminates Ms. Assaly’s employment as set out in paragraph 5.2, in providing:

(a)	The notice of termination or alternatively the Severance Pay;

(b)	The Benefits Compensation;

(c)	Out placement counseling service as more particularly set out in subparagraph 5.3(c); and

(d)	The other compensation set out in subparagraph 5.3(d);

QLT will have no further obligations, statutory or otherwise, to Ms. Assaly in respect of this Agreement and Ms. Assaly’s employment under this Agreement.

5.5

Release – If Ms. Assaly elects a lump sum payment in paragraph 5.3 of this Agreement, then in order to receive the payments and entitlements set out in paragraph 5.3 Ms. Assaly must sign and provide to QLT a release in the form set out in Schedule A to this Agreement within 30 days of the date of termination. QLT will pay Ms. Assaly the Severance Pay, Benefits Compensation and other cash entitlements set out in subparagraph 5.3(d) within 5 business days after receipt by QLT of the release. QLT acknowledges that Ms. Assaly will have no duty to mitigate and there will be no reduction or reimbursement of such payments in the event Ms. Assaly obtains alternative employment or contract(s) for service.

5.6	Termination Due to Inability to Act

(a)

Termination – QLT may immediately terminate this Agreement by giving written notice to Ms. Assaly if she becomes completely disabled (defined below) to the extent that she cannot perform her duties under this Agreement either:

I.	For a period exceeding six consecutive months, or

II.	For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,

and no other reasonable accommodation can be reached between QLT and Ms. Assaly. Notwithstanding the foregoing, QLT agrees that it will not terminate Ms. Assaly pursuant to this provision unless and until Ms. Assaly has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.

(b)

Payments – In the event of termination of Ms. Assaly’s employment with QLT pursuant to the provisions of this paragraph 5.6, QLT agrees to pay to Ms. Assaly Severance Pay and Benefits Compensation as set out in paragraph 5.3 after any LTD and workers compensation benefits cease and if Ms. Assaly ceases to be completely disabled, then the provisions of paragraph 5.3(c) (out placement counseling) will apply.

(c)

Definition – The term “completely disabled” as used in this paragraph 5.6 will mean the inability of Ms. Assaly to perform the essential functions of her position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines keeps Ms. Assaly from satisfactorily performing any and all essential functions of her position for QLT during the foreseeable future.

5.7

Death – Except as set out below, effective the date of death (the “Date of Death”) of Ms. Assaly, this Agreement and both parties’ rights and obligations under this Agreement will terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), QLT will pay the following amounts to Ms. Assaly’s estate:

(a)	Base Salary – Base salary owing to Ms. Assaly up to her Date of Death.

(b)

Payment in Lieu of Benefits – In lieu of employee benefit coverage for her eligible dependents after her Date of Death, a payment in the amount of 10% of her annual base salary in effect at her Date of Death.

(c)

Expense Reimbursement – Reimbursement (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) of all reasonable Expenses incurred by Ms. Assaly prior to her Date of Death, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

(d)	Vacation Pay – Payment in respect of accrued but unpaid vacation pay owing to Ms. Assaly as at her Date of Death.

(e)

RRSP Contribution – A prorated contribution to Ms. Assaly’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Ms. Assaly and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

(f)

Bonus – A prorated payment to Ms. Assaly in respect of her entitlement to participate in QLT’s Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Ms. Assaly and the entitlement to be at the target level Ms. Assaly would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded.

After her Date of Death, Ms. Assaly’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Ms. Assaly and the applicable stock option agreement applicable to such stock options.

6	CONFLICT OF INTEREST

6.1

Avoid Conflict of Interest – Except as set out below, during the term of her employment with QLT, Ms. Assaly agrees to conduct herself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, Ms. Assaly agrees that she will not accept any financial compensation of any kind, nor any special discount or loan from persons, corporations or organizations having dealings or potential dealings with QLT, either as a customer or a supplier or a co-venturer. QLT and Ms. Assaly acknowledge and agree that from time to time the Chief Executive Officer or the Board may in their discretion consent in writing to activities by Ms. Assaly which might otherwise appear to be a real or apparent conflict of interest.

6.2

No Financial Advantage – During the term of her employment with QLT, Ms. Assaly agrees that neither she nor any members of her immediate family will take financial advantage of or benefit financially from information that is obtained in the course of her employment related duties and responsibilities unless the information is generally available to the public.

6.3	Comply with Policies – During the term of her employment with QLT, Ms. Assaly agrees to comply with all written policies issued by QLT dealing with conflicts of interest.

6.4	Breach Equals Cause – Ms. Assaly acknowledges and agrees that breach by her of the provisions of this Section 6 will be cause for immediate termination by QLT of her employment with QLT.

7.	CONFIDENTIALITY

7.1

Information Held in Trust – Ms. Assaly acknowledges and agrees that all business and trade secrets, confidential information and knowledge which Ms. Assaly acquires during her employment with QLT relating to the business and affairs of QLT, its affiliates or subsidiaries or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, its affiliates or subsidiaries or in which QLT, its affiliates or subsidiaries are or may become interested (collectively, “Confidential Information”), will for all purposes and at all times, both during the term of Ms. Assaly’s employment with QLT and at all times thereafter, be held by Ms. Assaly in trust and used by Ms. Assaly only for the exclusive benefit of QLT.

7.2

Non Disclosure – Ms. Assaly acknowledges and agrees that both during the term of her employment with QLT and at all times thereafter, without the express or implied consent of QLT, Ms. Assaly will not:

(a)	Disclose – Disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information; or

(b)	Use – Use any Confidential Information that she may acquire for her own purposes or for any purposes, other than those of QLT.

7.3	Intellectual Property Rights

(a)

Disclose Inventions – Ms. Assaly agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, “Inventions”) that Ms. Assaly may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of her employment with QLT.

(b)

Inventions are QLT Property – All Inventions and all other work of Ms. Assaly in the course of her employment with QLT will at all times and for all purposes be the property of, and are hereby assigned by Ms. Assaly to, QLT for QLT to use, alter, vary, adapt and exploit as it will see fit, and will be acquired or held by Ms. Assaly in a fiduciary capacity solely for the benefit of QLT.

(c)	Additional Requirements – Ms. Assaly agrees to:

I.	Treat all information with respect to Inventions as Confidential Information.

II.	Keep complete and accurate records of Inventions, which records will be the property of QLT and copies of which records will be maintained at the premises of QLT.

III.

Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Ms. Assaly in the course of her employment with QLT, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.

IV.	Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.

7.4

Records – Ms. Assaly agrees that all records or copies of records concerning QLT’s activities, business interests or investigations made or received by her during her employment with QLT are and will remain the property of QLT. She further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of her employment or at any time during her employment at QLT’s request.

7.5

No Use of Former Employer’s Materials and Information – Ms. Assaly certifies that she has not brought to QLT and will not use while performing her employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer. Ms. Assaly certifies, warrants, and represents that her performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to her before or after the commencement of employment with QLT. Ms. Assaly will not disclose to QLT, use in the performance of her work for QLT, or induce QLT to use, any Inventions (as defined above), confidential or proprietary information, or other material or documents belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights; including without limitation whether any products or services of such previous employer or other person actually incorporated, used, or were designed or modified based upon such information, and even if such information constitutes negative know-how.

8.	POST-EMPLOYMENT RESTRICTIONS

8.1

Non-Compete – Ms. Assaly agrees that, by virtue of her senior position with QLT, she possesses and will possess strategic sensitive information concerning the business of QLT, its affiliates and subsidiaries. As a result, and in consideration of the payments to be made by QLT to Ms. Assaly under this Agreement, without the prior written consent of QLT, for a period of one year following termination of her employment with QLT for any reason (by resignation or otherwise), as measured from her Last Active Day, Ms. Assaly will not:

(a)

Participate in a Competitive Business – Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT or any of its affiliates or subsidiaries with respect to:

I.

the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current commercial products or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Ms. Assaly’s Last Active Day,

II.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye,

anywhere in Canada, the United States or Europe.

(b)

Solicit on Behalf of a Competitive Business – Directly or indirectly call upon or solicit any QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

I.

the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current commercial products or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Ms. Assaly’ Last Active Day,

II.

the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, anywhere in Canada, the United States or Europe.

(c)

Solicit Employees – Directly or indirectly solicit any individual to leave the employment of QLT or any of its affiliates or subsidiaries for any reason or interfere in any other manner with the employment relationship existing between QLT, its affiliates or subsidiaries and its current or prospective employees.

(d)

Solicit Customers etc. – Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee, contractor or other business relation of QLT or its affiliates or subsidiaries to cease doing business with QLT, its affiliates or subsidiaries or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee, contractor or other business relation and QLT or its affiliates or subsidiaries.

8.2

Minority Share Interests Allowed – The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Ms. Assaly from owning less than 5% of the issued and outstanding stock of any company whose stock or shares are traded publicly on a recognized exchange.

9.	REMEDIES

9.1	Irreparable Damage – Ms. Assaly acknowledges and agrees that:

(a)	Breach – Any breach of any provision of this Agreement could cause irreparable damage to QLT; and

(b)

Consequences of Breach – In the event of a breach of any provision of this Agreement by Ms. Assaly, QLT will have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by her of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2

Injunction – In the event of any dispute under Sections 7 and/or 8, Ms. Assaly agrees that QLT will be entitled, without showing actual damages, to a temporary or permanent injunction restraining her conduct, pending a determination of such dispute and that no bond or other security will be required from QLT in connection therewith.

9.3

Additional Remedies – Ms. Assaly acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it will see fit.

10.	GENERAL MATTERS

10.1

Tax Withheld – The parties acknowledge and agree that all payments to be made by QLT to Ms. Assaly under this Agreement will be subject to QLT’s withholding of applicable withholding taxes and that the payments are currently taxable benefits for Canadian income tax purposes and may also be taxable benefits for U.S. income tax purposes, unless express exemptions exist.

10.2	Independent Legal Advice – Ms. Assaly acknowledges that she has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

10.3	Binding Agreement – The parties agree that this Agreement will enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.4

Governing Law – The parties agree that this Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

10.5

Notice – The parties agree that any notice or other communication required to be given under this Agreement will be in writing and will be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:

(a)	If to QLT – Attention: Chief Executive Officer, Fax No. (604) 707-7001,

with a copy to:

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, British Columbia

Attention:         Principal Legal Officer

Fax No.:           (604) 873-0816

(b)	If to Ms. Assaly – To the address for Ms. Assaly specified on page 1 of this Agreement;

or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally will be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission will be deemed to have been given and received on the next business day following the date of transmission.

10.6	Survival of Terms

(a)

Ms. Assaly’s Obligations – Ms. Assaly acknowledges and agrees that her representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 5.4, 5.5, 7, 8,9 and 10 of this Agreement will survive any termination of this Agreement.

(b)

Company’s Obligations – QLT acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement will survive any termination of this Agreement.

(c)

Without Prejudice – Any termination of this Agreement will be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.7

Waiver – The parties agree that any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by indulgence, delay or other act, omission or conduct. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8

Entire Agreement – The parties agree that the provisions contained in this Agreement and any Stock Option Agreements entered into between QLT and Ms. Assaly constitute the entire agreement between QLT and Ms. Assaly with respect to the subject matters hereof and thereof, and supersede all previous communications, understandings and agreements (whether verbal or written) including but not limited to the Employment Agreement dated June 11, 2007 between QLT and Ms. Assaly regarding the subject matters hereof and thereof. To the extent that there is any conflict between the provisions of this Agreement and any Stock Option Agreements, between QLT and Ms. Assaly, the following provisions will apply:

(a)

Stock Options – If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

(b)	Other – In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

10.9

Severability of Provisions – If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law):

(a)	The application of that provision under circumstances different from those adjudicated by the court;

(b)	The application of any other provision of this Agreement; or

(c)	The enforceability or invalidity of this Agreement as a whole.

If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

10.10

Captions – The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.11	Amendments – Any amendment to this Agreement will only be effective if the amendment is in writing and is signed by QLT and Ms. Assaly.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

QLT INC.

By:	/s/ Jeffrey Meckler	/s/ Dori Assaly
	MR. JEFFREY MECKLER	MS. DORI ASSALY
DIRECTOR AND CHAIR, EXECUTIVE TRANSITION COMMITTEE

SCHEDULE A

FINAL RELEASE

IN CONSIDERATION OF the payments made to me by QLT Inc. (hereinafter called “QLT”) pursuant to paragraph 5.3 of the employment agreement dated                     day of                     , 20        between the undersigned and QLT and in consideration of the waiver by QLT of its rights under paragraph 5.5(a) of that employment agreement, effective the date of this Release, I,                     of                     do hereby remise, release and forever discharge QLT, having a place of business at 887 Great Northern Way, Suite 101 in the City of Vancouver, Province of British Columbia, V5T 4T5, its officers, directors, servants, employees and agents, and their heirs, executors, administrators, successors and assigns, as the case may be, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which as against QLT or such persons as aforesaid or any of them, I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of my employment with QLT and/or the subsequent termination of my employment with QLT on or about                     , 20        , or in any other way connected with my employment with QLT and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of shares and/or share options, loss of benefits, including life insurance and short and long-term disability benefit coverage, and any other type of damages arising from the above. Notwithstanding the foregoing, nothing in this Release will act to remise, release or discharge QLT from obligations, if any, which QLT may have pursuant to any indemnity agreements previously entered into between me and QLT or from any rights I may have to claim coverage under QLT’s past, current or future director and/or officer insurance policies, in either case with respect to existing or future claims that may be brought by third parties.

IT IS UNDERSTOOD AND AGREED that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code, or other applicable legislation and that the consideration provided includes any amount that I may be entitled to under such legislation.

IT IS FURTHER UNDERSTOOD AND AGREED that this Release is subject to compliance by QLT with the said conditions as stipulated in paragraph 5.3 of the aforementioned employment agreement entered into between the undersigned and QLT.

IT IS FURTHER UNDERSTOOD AND AGREED THAT QLT will withhold and remit income tax and other statutory deductions from the aforesaid consideration and I agree to indemnify and hold harmless QLT from any further assessments for income tax, repayment of any employment insurance benefits received by me, or other statutory deductions which may be made under statutory authority.

IT IS FURTHER UNDERSTOOD AND AGREED that this is a compromise and is not to be construed as an admission of liability on the part of QLT. The terms of this Release set out the entire agreement between QLT and me with respect to the matters described herein and are intended to be contractual and not a mere recital.

IT IS FURTHER UNDERSTOOD AND AGREED that I will keep the contents of this settlement and all communication relating thereto confidential except to Revenue Canada or as is required to obtain legal and tax advice, or to enforce my rights hereunder in a court of law, as is required by law.

IT IS FURTHER UNDERSTOOD AND AGREED that the consideration described herein was voluntarily accepted by me for the purpose of making a full and final settlement of all claims described above and that prior to agreeing to the settlement, I was advised by QLT of my right to receive independent legal advice.

IN WITNESS WHEREOF this Release has been executed effective the                     day of                     , 20        .

SIGNED, SEALED AND DELIVERED	)
By Dori Assaly in the presence of:	)
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Signature of Witness
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	)	Dori Assaly
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